SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
            PURSUANT TO RULES 13D-1 (B), (C), AND (D) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13D-2 (B)*



                               VistaPrint Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    g93762204
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  G93762204
--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Sofinnova Capital II FCPR
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (A)  [ ]
      (B)  [x]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
      NUMBER OF             2,186,874(1)
       SHARES           --------------------------------------------------------
    BENEFICIALLY        6   SHARED VOTING POWER
      OWNED BY              2,186,874(1)
        EACH            --------------------------------------------------------
      REPORTING         7   SOLE DISPOSITIVE POWER
       PERSON               2,186,874(1)
        WITH            --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                            2,186,874(1)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,186,874(1)
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

      Not Applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      OO(2)
--------------------------------------------------------------------------------
(1) Sofinnova Partners SA ("SPSA") is the management company of Sofinnova Capital II FCPR and may be deemed to have sole voting and dispositive power over the shares. Denis Lucquin, Antoine Papiernik, Olivier Protard, Jean-Bernard Schmidt and Monique Saulnier are the managing directors of SPSA (together, the "Managing Directors"). The Managing Directors may be deemed to have shared voting and dispositive control over all shares held by Sofinnova Capital II FCPR. Each of the Managing Directors disclaims beneficial ownership of the shares held by Sofinnova Capital II FCPR except to the extent of such Managing Director's pecuniary interest therein.
(2) Sofinnova Capital II FCPR is a French Fonds Commun de Placement a Risques, or venture capital company.

CUSIP NO.  G93762204
--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Sofinnova Partners SA
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (A)  [ ]
      (B)  [x]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
      NUMBER OF            2,186,874(1)
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY             2,186,874(1)
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON              2,186,874(1)
        WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           2,186,874(1)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,186,874(1)
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

      Not Applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------
(1) The shares are directly owned by Sofinnova Capital II FCPR. SPSA is the management company of Sofinnova Capital II FCPR and may be deemed to have sole voting and dispositive power over the shares. The Managing Directors may be deemed to have shared voting and dispositive control over all shares held by Sofinnova Capital II FCPR. Each of the Managing Directors disclaims beneficial ownership of the shares held by Sofinnova Capital II FCPR except to the extent of such Managing Director's pecuniary interest therein.

CUSIP NO.  G93762204
--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Denis Lucquin
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (A)  [ ]
      (B)  [x]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
      NUMBER OF            - 0 -
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY             2,186,874(1)
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON              - 0 -
        WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           2,186,874(1)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,186,874(1)
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

      Not Applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
(1) SPSA is the management company of Sofinnova Capital II FCPR. Denis Lucquin, Antoine Papiernik, Olivier Protard, Jean-Bernard Schmidt and Monique Saulnier are the managing directors of SPSA (together, the "Managing Directors"). The Managing Directors may be deemed to have shared voting and dispositive control over all shares held by Sofinnova Capital II FCPR. Each of the Managing Directors disclaims beneficial ownership of the shares held by Sofinnova Capital II FCPR except to the extent of such Managing Director's pecuniary interest therein.

CUSIP NO.  G93762204
--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Antoine Papiernik
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (A)  [ ]
      (B)  [x]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
      NUMBER OF            - 0 -
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY             2,186,874(1)
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON              - 0 -
        WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           2,186,874(1)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,186,874(1)
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

      Not Applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
(1) SPSA is the management company of Sofinnova Capital II FCPR. Denis Lucquin, Antoine Papiernik, Olivier Protard, Jean-Bernard Schmidt and Monique Saulnier are the managing directors of SPSA (together, the "Managing Directors"). The Managing Directors may be deemed to have shared voting and dispositive control over all shares held by Sofinnova Capital II FCPR. Each of the Managing Directors disclaims beneficial ownership of the shares held by Sofinnova Capital II FCPR except to the extent of such Managing Director's pecuniary interest therein.

CUSIP NO.  G93762204
--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Olivier Protard
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (A)  [ ]
      (B)  [x]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
      NUMBER OF            - 0 -
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY             2,186,874(1)
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON              - 0 -
        WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           2,186,874(1)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,186,874(1)
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

      Not Applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
(1) SPSA is the management company of Sofinnova Capital II FCPR. Denis Lucquin, Antoine Papiernik, Olivier Protard, Jean-Bernard Schmidt and Monique Saulnier are the managing directors of SPSA (together, the "Managing Directors"). The Managing Directors may be deemed to have shared voting and dispositive control over all shares held by Sofinnova Capital II FCPR. Each of the Managing Directors disclaims beneficial ownership of the shares held by Sofinnova Capital II FCPR except to the extent of such Managing Director's pecuniary interest therein.

CUSIP NO.  G93762204
--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Jean-Bernard Schmidt
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (A)  [ ]
      (B)  [x]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
      NUMBER OF            - 0 -
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY             2,186,874(1)
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON              - 0 -
        WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           2,186,874(1)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,186,874(1)
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

      Not Applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
(1) SPSA is the management company of Sofinnova Capital II FCPR. Denis Lucquin, Antoine Papiernik, Olivier Protard, Jean-Bernard Schmidt and Monique Saulnier are the managing directors of SPSA (together, the "Managing Directors"). The Managing Directors may be deemed to have shared voting and dispositive control over all shares held by Sofinnova Capital II FCPR. Each of the Managing Directors disclaims beneficial ownership of the shares held by Sofinnova Capital II FCPR except to the extent of such Managing Director's pecuniary interest therein.

CUSIP NO.  G93762204
--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Monique Saulnier
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (A)  [ ]
      (B)  [x]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
      NUMBER OF            - 0 -
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6   SHARED VOTING POWER
      OWNED BY             2,186,874(1)
        EACH           ---------------------------------------------------------
      REPORTING        7   SOLE DISPOSITIVE POWER
       PERSON              - 0 -
        WITH           ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                           2,186,874(1)
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,186,874(1)
--------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [ ]

      Not Applicable.
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.5%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
(1) SPSA is the management company of Sofinnova Capital II FCPR. Denis Lucquin, Antoine Papiernik, Olivier Protard, Jean-Bernard Schmidt and Monique Saulnier are the managing directors of SPSA (together, the "Managing Directors"). The Managing Directors may be deemed to have shared voting and dispositive control over all shares held by Sofinnova Capital II FCPR. Each of the Managing Directors disclaims beneficial ownership of the shares held by Sofinnova Capital II FCPR except to the extent of such Managing Director's pecuniary interest therein.

ITEM 1(A)   Name of Issuer:

            VistaPrint Limited

ITEM 1(B)   Address of Issuer's Principal Executive Offices:

            Canon's Court
            22 Victoria Street
            Hamilton, Bermuda

ITEM 2(A)   Name of Persons Filing:

            This Statement is filed by Sofinnova Capital II FCPR ("SC II"), Sofinnova Partners SA, a French corporation ("SP SA"), and Denis Lucquin, Antoine Papiernik, Olivier Protard, Monique Saulnier and Jean-Bernard Schmidt, the managing directors of SP SA (collectively, the "Managing Directors"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            SP SA, the management company of SC II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SC II. The Managing Directors are managing partners of SP SA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SC II.

ITEM 2(B)   Address of Principal Business Office of the Reporting Persons:

            Sofinnova Partners SA
            17 Rue de Surene
            75008 Paris, France


ITEM 2(C)   Citizenship:

            SC II is a French FPCR. SP SA is a French corporation. Each of the Managing Directors is a French citizen.


ITEM 2(D)   Title of Class of Securities:

            Common Shares

ITEM 2(E)   CUSIP Number:

             g93762204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a)        [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

        (b)        [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c).

        (c)        [ ] Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

        (d)        [ ] Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)        [ ] An investment adviser in accordance with
                       ss.240.13d-1(b)(1)(ii)(E).

        (f)        [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

        (g)        [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

        (h)        [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813).

        (i)        [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

        (j)        [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

          NOT APPLICABLE. THIS SCHEDULE IS FILED PURSUANT TO 13d-1(d).

ITEM 4. OWNERSHIP.

        (a)  Amount beneficially owned:  2,186,874

        (b) Percent of class: 5.5% interest. The percentages used herein and in the rest of Item 4 are calculated based upon total shares of 39,949,284 issued and outstanding as of December 31, 2005.

        (c)  Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote: See Row 5 of the cover page for each Reporting Person

             (ii) Shared power to vote or to direct the vote: See Row 6 of the cover page for each Reporting Person

             (iii) Sole power to dispose or to direct the disposition of: See
                   Row 7 of the cover page for each Reporting Person

             (iv) Shared power to dispose or to direct the disposition of: See Row 8 of the cover page for each Reporting Person


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Under certain circumstances set forth in the FCPR Agreement of SC II and the corporate agreement of SP SA, the management company and the managing partners, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from the sale of, shares of the issuer owned by by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         Not Applicable

                                   SIGNATURES

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006               SOFINNOVA CAPITAL II FCPR
                                       by Sofinnova Partners SA, a French
                                       Corporation, its Manager


                                       By: /s/ Jean-Bernard Schmidt
                                           -------------------------------------
                                           Name:  Jean-Bernard Schmidt
                                           Title: Managing Director


                                       DENIS LUCQUIN

                                       By: /s/ Denis Lucquin
                                           -------------------------------------


                                       ANTOINE PAPIERNIK

                                       By: /s/ Antoine Papiernik
                                           -------------------------------------


                                       OLIVIER PROTARD

                                       By: /s/ Olivier Protard
                                           -------------------------------------


                                       JEAN-BERNARD SCHMIDT

                                       By: /s/ Jean-Bernard Schmidt
                                           -------------------------------------


                                       MONIQUE SAULNIER

                                       By: /s/ Monique Saulnier
                                           -------------------------------------

                                                                       EXHIBIT A

                             Joint Filing Agreement

      The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Shares of VistaPrint Limited shall be filed on behalf of each of the undersigned. The undersigned hereby further agree that this Agreement shall filed as an exhibit to such Schedule 13G. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 13, 2006              SOFINNOVA CAPITAL II FCPR
                                       by Sofinnova Partners SA, a French
                                       Corporation, its Manager


                                       By: /s/ Jean-Bernard Schmidt
                                           -------------------------------------
                                           Name:  Jean-Bernard Schmidt
                                           Title: Managing Director


                                       DENIS LUCQUIN

                                       By: /s/ Denis Lucquin
                                           -------------------------------------


                                       ANTOINE PAPIERNIK

                                       By: /s/ Antoine Papiernik
                                           -------------------------------------


                                       OLIVIER PROTARD

                                       By: /s/ Olivier Protard
                                           -------------------------------------


                                       JEAN-BERNARD SCHMIDT

                                       By: /s/ Jean-Bernard Schmidt
                                           -------------------------------------


                                       MONIQUE SAULNIER

                                       By: /s/ Monique Saulnier
                                           -------------------------------------